EXHIBIT 99.1

NEWS RELEASE

April 12, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3500 Email: investor@onyxco.com

Onyx Acceptance Announces the Opening of its New York Branch

FOOTHILL RANCH, Calif., April 12, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today the opening of its newest Dealer Center in White Plains, New York. The 4,000 square foot facility will be home to approximately 10 new Onyx team members and will enable the Company to tap into a $30+ billion vehicle sales market. The Dealer Center is scheduled to be fully staffed by the first quarter of 2005, and is anticipated to generate approximately $22.5 million in quarterly Contract purchases shortly thereafter.

“Given our excellent portfolio performance, we will now focus on increasing the size of the serviced portfolio; the New York Market is the logical next step to this goal. We are very excited about the growth potential the New York office will bring, and are committed to opening new Dealer Centers as market conditions warrant,” said John W. Hall, President and Chief Executive Officer of Onyx Acceptance Corporation.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the statements regarding the Company’s growth opportunities for 2004 and beyond, the performance of the Company’s outstanding serviced portfolio, and the continued availability of liquidity sources in coming quarters. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.